Exhibit 99.1

Titan Iron Ore Corp.
3040 North Campbell Ave. #110
Tucson, Arizona 85719

New Release

September 1, 2011	OTCBB: TFER

TITAN IRON ORE CORP. COMMENCES GEOLOGIC RECON PROGRAM AT LABRADOR TROUGH PROPERTY

TUCSON, Arizona, September 1, 2011 – Titan Iron Ore Corp. (“Titan”, “we”, the “Company”) (OTCBB: TFER) is pleased to announce that it has begun a geological reconnaissance survey of its Titan Trough project in northern Quebec, Canada.  This property currently consists of two claim blocks consisting of 202 claims totalling approximately 22,000 acres. Titan's claims overlay a strong and pronounced geophysical magnetic anomaly typical of the iron formations of the Labrador Trough in which it is located.  The areas under claim stretch over a North - South axis of more than 40 miles and are from 3 to 6 miles wide in an East - West direction.

The Company has contracted with Peter Bambic, a professional geologist with more than 30 years experience in this environment, to conduct the survey on the Company’s behalf. In order to cover the maximum amount of ground and to provide access to all of the Company's property, the work will be supported by helicopter temporarily based at the town of Kuujjuaq on the shores of Ungava Bay.  Traverses and survey lines will be run across the strike of the anomaly at points selected to coincide with magnetic highs.  Geologic structures will be mapped and recorded and samples gathered for later analysis at SGS laboratory at Lakefield, Ontario.

The field program began August 31, 2011 and is expected to continue for approximately 14 days.  Assays and metallurgical testing are expected to be completed six weeks after delivery to the lab.

The Labrador trough is a region that is currently home to number of large producing iron mines including those operated by Consolidated Thompson Iron Mines and  Iron Ore Company of Canada: as well as five recently announced projects currently under development or in various stages of exploration.

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol “TFER”. The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Currently the Company has an option to acquire the Wyomex Iron Complex project in Albany County, Wyoming, USA and an option to acquire the Titan Trough project in the Labrador Trough region of Quebec, Canada.

On Behalf of the Board,

TITAN IRON ORE CORP.
/s/ Andrew Brodkey
Andrew A. Brodkey

President and CEO

For additional information contact:
Jodi Henderson, Corporate Secretary Email: jhenderson@kriyah.com
Phone: (520) 989-0032

Forward Looking Statements

This news release contains forward-looking statements. Forward looking statements in this news release include: that the Company will conduct a geological reconnaissance survey of its Titan Trough project; that the field program is expected to continue for approximately 14 days, the type of work expected to be completed, and that assays and metallurgical testing are expected to be completed six weeks after delivery to the lab. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include weather and access impediments; inability of consultants to complete the exploration programs, and inability of labs and third parties to deliver results. As well, results may differ as a result of geological data resulting in changed plans for exploration, our potential inability to contract equipment and labor, our inability to finance our plans, current economic conditions and the state of mineral exploration and mineral prices in general.  As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.